iQSTEL Starts Off Q3 With $4.3M in July Revenues, a 290% Increase Over 2019, Expects to Surpass 2020 Q2 Revenues of $11.1M

NEW YORK, NY -- (Marketwired) – 8/18/2020 - iQSTEL Inc. (OTC: IQST), a leading-edge 21st Century Enhanced Telecommunications Service Provider, is pleased to provide shareholders with the consolidated July 2020 revenues of $4.3M.

iQSTEL parent and subsidiary companies Q2 revenues jump 290% compared to July 2019’s revenues of $1.17M, reaching $4.3M.

The SMS market continues to grow at an impressive rate. According to Grandview Research, the US SMS market alone is expected to eclipse $12B by 2025, an increase of around 150% compared to 2020.

“Our July numbers have us on track to surpass the just released Q2 figures. Everyone has been working hard over the past few months, the net result has been record month after record month. In addition, we continue to work with our debt holders to mitigate conversion as we’ve recently announced. We’ll have further updates in the near term. “ concluded Mr. Iglesias.

About iQSTEL Inc.:

iQSTEL Inc (OTC: IQST) www.iQSTEL.com is a US-based publicly listed company offering leading-edge 21st Century Enhanced Telecommunications Services with a focus on a wide range of cloud-based enhanced services to the Tier-1 and Tier-2 carriers, corporate, enterprise, as well as the retail market. iQSTEL through its subsidiaries Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, IoT Smart Gas Platform, itsBchain offers a "one-stop-shopping” for international and domestic VoIP services, IP-PBX services, SMS exchange for A2P and P2P, OmniChannel Marketing, Internet of Things (IoT) applications (IoT Smart Gas Platform), 4G & 5G international infrastructure connectivity, as well as blockchain-based platforms: Mobile Number Portability Application (MNPA) and Settlement & Payments Marketplace for VoIP, SMS and Data.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is a wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America, and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

About QGlobal SMS LLC.:

QGlobal SMS LLC www.qglobalsms.com is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company and a commercial brand founded in 2020 specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P) and Person to Person (P2P) for Wholesale Carrier Market and Corporate Market in US. QGlobal SMS has commercial presence in US, Mexico, Latin America, EMEA (Europe, Middle East, Asia) and Africa, through our SMS service providers based in Austin, TX and Miami, FL Our Austin-based SMS service provider is specialized in the SMS traffic exchange between US and Mexico, and our Miami-based SMS service provider is focused in the development of Latin America and the rest of the word. QGlobal SMS has robust international interconnection with Tier1 SMS Aggregators, guarantying its customers high quality and low termination rates, over more than 100 countries worldwide.

About Alcyon Cloud SMS S.A.S (Commercial Brand SMSDirectos.com ):

Alcyon Cloud SMS S.A.S. (Commercial Brand SMSDirectos.com), is a whole subsidiary of QGlobal SMS, a Colombian-based Application and Content Provider. Alcyon Cloud SMS (SMSDirectos.com) is registered with the Secretary of Information and Communication Technology (ICT) in Colombia, offering services to government, enterprises, small and medium business, as well as end-users. Using SMSDirectos’ existing network, they plan to expand services from SMS to offer omnichannel products and services such as: SMS, Emails, RCS (Rich Communications Services), Social Media Channels (Whats App, Messenger, etc), WebRTC (Web Real-Time Communication), VoIP (IP-PBX, SIP Trunking) ChatBots (Artificial Intelligence Based), SMS to Email, and Email to SMS.

About IoT Labs MX SAPI:

IoT Labs MX SAPI www.iotlabs.mx , a subsidiary of iQSTEL Inc, is an Internet of Things (IoT) Mexican technology development company, creator of the “IoT Smart Gas” Platform and Application. The IoT Smart Gas platform www.iotsmartgas.com consists of an IoT field device installed on the LP gas tank (adaptable to virtually any gas or liquid storage tank) and, thanks to the Internet of Things (IoT) technology via Sigfox or GSM network connectivity, allows remote managed and improved logistic processes of refilling, usage tracking and tank monitoring in real-time by the Smart Gas mobile app. The new GSM tracking feature allows for mobile use including ground, air, and sea tank monitoring.

About itsBchain LLC.:

itsBchain LLC www.itsBchain.com is a 75% owned subsidiary of iQSTEL Inc. itsBchain is a blockchain technology developer and solution provider, with a strong focus on the telecom sector. The company is the final stage of development of a series of blockchain solutions aimed at using the blockchain ledger and smart contract solutions to enable more efficiency, quickness in execution and fraud-prevention in the telco industry. Specifically, the company is developing a solution that will enable users and carriers to transfer mobile phone numbers with just a few clicks, allowing users and carriers the ability to transfer retail users from one mobile carrier to another instantly. Additionally, the company is finalizing a carrier-grade marketplace solution to procure payments between carriers for cross-traffic of VoIP, SMS and data realtime as traffic is crossed between carriers. This marketplace will allow for instant payment settlement as well as the prevention of fraud between carriers.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries:

www.iqstel.com ; www.etelix.com ; www.swisslink-carrier.com ; www.qglobalsms.com ; www.smsdirectos.com ; www.iotlabs.mx ; www.iotsmartgas.com ; www.itsBchain.com